Exhibit 99.1

Human Nutrition & Health | Animal Nutrition & Health | Specialty Products

Balchem Corporation Reports First Quarter Sales of $228.9 Million, Net Earnings of $28.9 Million, GAAP EPS of $0.89, and Adjusted EPS of $1.03

New Hampton, NY, April 29, 2022 - Balchem Corporation (NASDAQ: BCPC) reported today first quarter net earnings of $28.9 million for 2022, compared to net earnings of $23.4 million for the first quarter 2021. Quarterly adjusted net earnings(a) were $33.4 million, compared to $28.4 million in the prior year quarter. Quarterly adjusted EBITDA(a) was $53.6 million, compared to $45.7 million in the prior year quarter.

First Quarter 2022 Financial Highlights:
•Record net sales of $228.9 million, an increase of 23.3% compared to the prior year quarter with quarterly double-digit sales growth in all three segments: Human Nutrition and Health, Animal Nutrition and Health, and Specialty Products.
•Record adjusted EBITDA was $53.6 million, an increase of 17.2% from the prior year.
•GAAP net earnings were $28.9 million, an increase of 23.6% from the prior year. These net earnings resulted in GAAP earnings per share of $0.89.
•Record adjusted net earnings of $33.4 million, an increase of 17.3% from the prior year, resulting in record adjusted earnings per share(a) of $1.03.
•The effective tax rate of 23.1% was 120 basis points higher than the prior year tax rate of 21.9%.
•Cash flows from operations were $7.0 million for the first quarter of 2022, with quarterly free cash flow(a) of $(2.8) million.

Recent Highlights:
•On April 22, we released our 2021 Sustainability Report, which captures the Company's commitment to managing our Environmental, Social and Governance (ESG) performance. Balchem’s sustainability initiatives are fully integrated into our business strategy and are critical to our vision of making the world a healthier place. We took meaningful steps toward advancing diversity, inclusion, and belonging at Balchem, and remain committed to fostering a diverse and inclusive culture in which everyone feels welcomed, valued, and appreciated, while inspiring our external stakeholders to share our vision. Our Sustainability Report demonstrates the Company's continuing promise to provide our employees, customers, shareholders and the communities within which we operate with information on Balchem’s sustainability initiatives and includes our progress on our 2030 goals and strategies for both emissions and water usage reduction by 25%.

Ted Harris, Chairman, CEO, and President of Balchem said, “We are very pleased to have continued the strong momentum from 2021 into 2022. In the first quarter of 2022 we delivered all-time record sales, adjusted net earnings, and adjusted EBITDA in a very difficult macro-economic and geo-political environment.”

Mr. Harris added, “The Balchem team once again delivered exceptional performance in a dynamic market environment. We continue to see strong demand for our products and services with double-digit sales growth in all three of our business segments versus the prior year's quarter, as well as sequential growth in all three segments.”

52 Sunrise Park Road New Hampton, NY 10958 balchem.com	p.845.326.5600 f. 845.326.5702

Balchem Corporation (NASDAQ:BCPC)

Results for Period Ended March 31, 2022 (unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2022	2021
Net sales	$228,867	$185,656
Gross margin	71,506	58,727
Operating expenses	33,170	28,152
Earnings from operations	38,336	30,575
Other expense	706	592
Earnings before income tax expense	37,630	29,983
Income tax expense	8,700	6,572
Net earnings	$28,930	$23,411

Diluted net earnings per common share	$0.89	$0.72

Adjusted EBITDA(a)	$53,574	$45,724
Adjusted net earnings(a)	$33,357	$28,447
Diluted adjusted net earnings per common share(a)	$1.03	$0.87

Shares used in the calculations of diluted net earnings per common share and diluted adjusted net earnings per common share	32,475	32,657

(a)	See “Non-GAAP Financial Information” for a reconciliation of GAAP and non-GAAP financial measures.

Financial Results for the First Quarter of 2022:
The Human Nutrition & Health segment generated record quarterly sales of $122.4 million, an increase of $17.9 million or 17.2% compared to the prior year quarter. The increase was primarily driven by strong sales growth within food and beverage markets and higher sales of chelated minerals. Record quarterly earnings from operations for this segment of $20.3 million increased $0.6 million or 3.1% compared to $19.7 million in the prior year quarter, primarily due to the aforementioned higher sales and higher average selling prices, partially offset by higher manufacturing input costs and distribution costs, along with increased compensation-related costs within operating expenses. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets of $4.0 million and $4.4 million for the first quarter of 2022 and 2021, respectively, adjusted earnings from operations(a) for this segment were $24.3 million, compared to $24.0 million in the prior year quarter.
The Animal Nutrition & Health segment generated record quarterly sales of $69.3 million, an increase of $18.2 million or 35.6% compared to the prior year quarter. The increase was primarily the result of higher sales in both the monogastric and ruminant species markets, partially offset by an unfavorable impact related to changes in foreign currency exchange rates. Record quarterly earnings from operations for this segment of $11.3 million increased $6.3 million or 123.9% compared to $5.1 million in the prior year quarter, primarily due to the aforementioned higher sales and higher average selling prices, partially offset by increases in manufacturing input costs and distribution costs, and higher compensation-related costs within operating expenses. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets of $0.1 million and $0.2 million in the first quarters of 2022 and 2021, record adjusted earnings from operations for this segment were $11.5 million, compared to $5.2 million in the prior year quarter.

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Balchem Corporation (NASDAQ:BCPC)
The Specialty Products segment generated sales of $33.3 million for the first quarter of 2022, an increase of $5.3 million or 19.0% compared to the prior year quarter. The increase was primarily due to higher sales of products in both the plant nutrition business and the medical device sterilization market, partially offset by an unfavorable impact related to changes in foreign currency exchange rates. First quarter earnings from operations for this segment were $7.8 million versus $7.2 million in the prior year comparable quarter, an increase of $0.6 million or 8.0%, primarily due to the aforementioned higher sales, partially offset by increases in manufacturing input costs and distribution costs and higher compensation-related costs within operating expenses. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets for the first quarter of 2022 and 2021 of $1.1 million and $1.4 million, respectively, adjusted earnings from operations for this segment were $8.9 million compared to $8.6 million in the prior year quarter.
Record consolidated gross margin for the first quarter of 2022 of $71.5 million increased by $12.8 million or 21.8% compared to $58.7 million for the prior year comparable period. Gross margin as a percentage of sales was 31.2% as compared to 31.6% in the prior year period, a decrease of 39 basis points, primarily due to an increase in certain manufacturing input costs and distribution costs, partially offset by higher average selling prices. Operating expenses of $33.2 million for the quarter increased $5.0 million from the prior year comparable quarter, principally due to certain higher compensation-related costs and an increase in outside services. Excluding non-cash operating expenses associated with amortization of intangible assets of $5.6 million, operating expenses were $27.5 million or 12.0% of sales.
Interest expense was $0.5 million in the first quarter of 2022. Our effective tax rates for the three months ended March 31, 2022 and 2021 were 23.1% and 21.9%, respectively. The increase in the effective tax rate from the prior year was primarily due to a reduction in certain tax credits and increased international income subject to higher foreign tax rates.
For the quarter ended March 31, 2022, cash flows provided by operating activities were $7.0 million compared with $40.6 million in the prior year comparable period. The $196.3 million of net working capital on March 31, 2022 included a cash balance of $64.5 million, which reflects first quarter repurchases of common stock of $34.6 million, dividend payments of $20.7 million, and capital expenditures and intangible assets acquired of $10.3 million. The cash balance also reflects proceeds from the revolving loan of $20.0 million. The decrease in cash flows from operating activities was primarily driven by changes in working capital and the timing of increased sales, restocking of inventory, and payments to suppliers.

Ted Harris said, “Our first quarter 2022 results were excellent. We continued to show our resilience and ability to deliver strong results, even in challenging times, while also advancing our strategic priorities and further progressing our sustainability efforts. We are excited about our future and our ability to provide solutions for the health and nutritional needs of the world while acting as strong stewards of all of our stakeholders.”

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Balchem Corporation (NASDAQ:BCPC)
Quarterly Conference Call
A quarterly conference call will be held on Friday, April 29, 2022, at 11:00 AM Eastern Time (ET) to review first quarter 2022 results. Ted Harris, Chairman of the Board, CEO and President, and Martin Bengtsson, CFO, will host the call. We invite you to listen to the conference by calling toll-free 1-877-407-8289 (local dial-in 1-201-689-8341) five minutes prior to the scheduled start time of the conference call. The conference call will be available for replay two hours after the conclusion of the call through end of day Friday, May 13, 2022. To access the replay of the conference call, dial 1-877-660-6853 (local dial-in 1-201-612-7415), and use conference ID #13729002.
Segment Information
Balchem Corporation reports three business segments: Human Nutrition & Health, Animal Nutrition & Health, and Specialty Products. The Human Nutrition & Health segment delivers customized food and beverage ingredient systems, as well as key nutrients into a variety of applications across the food, supplement and pharmaceutical industries. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets. Through Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries, and also provides chelated minerals to the micronutrient agricultural market. Sales and production of products outside of our reportable segments and other minor business activities are included in "Other and Unallocated".
Forward-Looking Statements
This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2021. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.
Contact: Danielle Polanco, Balchem Corporation (Telephone: 845-326-5600)

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Balchem Corporation (NASDAQ:BCPC)

Selected Financial Data (unaudited)
($ in 000’s)

Business Segment Net Sales:	Three Months Ended March 31,
	2022	2021
Human Nutrition & Health	$122,445	$104,516
Animal Nutrition & Health	69,342	51,148
Specialty Products	33,334	28,008
Other and Unallocated (b)	3,746	1,984
Total	$228,867	$185,656

Business Segment Earnings Before Income Taxes:	Three Months Ended March 31,
	2022	2021
Human Nutrition & Health	$20,303	$19,690
Animal Nutrition & Health	11,321	5,056
Specialty Products	7,761	7,189
Other and Unallocated (b)	(1,049)	(1,360)
Interest and other expense	(706)	(592)
Total	$37,630	$29,983

(b) Other and Unallocated consists of a few minor businesses which individually do not meet the quantitative thresholds for separate presentation and corporate expenses that have not been allocated to a segment. Unallocated corporate expenses consist of: (i) Transaction and integration costs, ERP implementation costs, and unallocated legal fees totaling $304 and $234 for the three months ended March 31, 2022 and 2021 (refer to note 2 for descriptions of these charges), respectively, and (ii) Unallocated amortization expense of $738 and $604 for the three months ended March 31, 2022 and 2021, respectively, related to an intangible asset in connection with a company-wide ERP system implementation.

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Balchem Corporation (NASDAQ:BCPC)

Selected Balance Sheet Items
(Dollars in thousands)	(unaudited)
	March 31, 2022	December 31, 2021

Cash and Cash Equivalents	$64,466	$103,239
Accounts Receivable, net	136,974	117,408
Inventories	108,411	91,058
Other Current Assets	9,953	10,527
Total Current Assets	319,804	322,232

Property, Plant & Equipment, net	240,419	237,517
Goodwill	522,587	523,949
Intangible Assets with Finite Lives, net	88,525	94,665
Right of Use Assets	9,209	9,288
Derivative Assets	882	—
Other Assets	13,482	11,674
Total Assets	$1,194,908	$1,199,325

Current Liabilities	$123,529	$143,802
Revolving Loan	128,569	108,569
Deferred Income Taxes	47,033	46,455
Derivative Liabilities	—	2,658
Long-Term Obligations	22,095	20,826
Total Liabilities	321,226	322,310

Stockholders' Equity	873,682	877,015

Total Liabilities and Stockholders' Equity	$1,194,908	$1,199,325

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Balchem Corporation (NASDAQ:BCPC)
Balchem Corporation
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(unaudited)

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities:
Net earnings	$28,930	$23,411
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	11,928	12,364
Stock compensation expense	3,077	2,622
Other adjustments	336	(161)
Changes in assets and liabilities	(37,250)	2,371
Net cash provided by operating activities	7,021	40,607

Cash flows from investing activities:
Capital expenditures and intangible assets acquired	(10,256)	(6,312)
Proceeds from insurance and sale of assets	184	86
Net cash used in investing activities	(10,072)	(6,226)

Cash flows from financing activities:
Proceeds from revolving loan	20,000	5,000
Principal payments on revolving loan	—	(15,000)
Principal payments on finance lease	(41)	(39)
Proceeds from stock options exercised	498	2,402
Dividends paid	(20,703)	(18,700)
Repurchase of common stock	(34,599)	(1,596)
Net cash used in financing activities	(34,845)	(27,933)

Effect of exchange rate changes on cash	(877)	(2,484)

(Decrease) increase in cash and cash equivalents	(38,773)	3,964

Cash and cash equivalents, beginning of period	103,239	84,571
Cash and cash equivalents, end of period	$64,466	$88,535

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Balchem Corporation (NASDAQ:BCPC)
Non-GAAP Financial Information

In addition to disclosing financial results in accordance with United States (U.S.) generally accepted accounting principles (GAAP), this earnings release contains non-GAAP financial measures that we believe are helpful in understanding and comparing our past financial performance and our future results. The non-GAAP financial measures disclosed by the company exclude certain business combination accounting adjustments and certain other items related to acquisitions, certain unallocated equity compensation, and certain one-time or unusual transactions. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Management believes that these non-GAAP measures provide useful information about the Company's core operating results and thus are appropriate to enhance the overall understanding of the Company's past financial performance and its prospects for the future. The non-GAAP financial measures in this press release include adjusted gross margin, adjusted earnings from operations, adjusted net earnings and the related adjusted per diluted share amounts, EBITDA, adjusted EBITDA, adjusted income tax expense, and free cash flow. EBITDA is defined as earnings before interest, other expense/income, taxes, depreciation and amortization. Adjusted EBITDA is defined as earnings before interest, other expense/income, taxes, depreciation, amortization, stock-based compensation, transaction and integration costs, legal settlements, ERP implementation costs, and unallocated legal fees. Adjusted income tax expense is defined as income tax expense adjusted for the impact of ASU 2016-09. Free cash flow is defined as net cash provided by operating activities less capital expenditures and capitalized ERP implementation costs.

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Balchem Corporation (NASDAQ:BCPC)

Set forth below are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Table 1
Reconciliation of Non-GAAP Measures to GAAP
(Dollars in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2022	2021
Reconciliation of adjusted gross margin
GAAP gross margin	$71,506	$58,727
Amortization of intangible assets and finance lease (1)	329	489
Adjusted gross margin	$71,835	$59,216

Reconciliation of adjusted earnings from operations
GAAP earnings from operations	$38,336	$30,575
Amortization of intangible assets and finance lease (1)	5,961	6,536
Transaction and integration costs, ERP implementation costs, and unallocated legal fees (2)	304	234
Adjusted earnings from operations	$44,601	$37,345

Reconciliation of adjusted net earnings
GAAP net earnings	$28,930	$23,411
Amortization of intangible assets and finance lease (1)	6,032	6,607
Transaction and integration costs, ERP implementation costs, and unallocated legal fees (2)	304	234
Income tax adjustment (3)	(1,909)	(1,805)
Adjusted net earnings	$33,357	$28,447

Adjusted net earnings per common share - diluted	$1.03	$0.87

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Balchem Corporation (NASDAQ:BCPC)
The following table sets forth a reconciliation of Net Earnings calculated using amounts determined in accordance with GAAP to EBITDA and to Adjusted EBITDA for the three months ended March 31, 2022 and 2021.

Table 2
(unaudited)

	Three Months Ended March 31,
	2022	2021
Net earnings - as reported	$28,930	$23,411
Add back:
Provision for income taxes	8,700	6,572
Other expense	706	592
Depreciation and amortization	11,857	12,293
EBITDA	50,193	42,868
Add back certain items:
Non-cash compensation expense related to equity awards	3,077	2,622
Transaction and integration costs, ERP implementation costs, and unallocated legal fees (2)	304	234
Adjusted EBITDA	$53,574	$45,724

The following table sets forth a reconciliation of our GAAP effective income tax rate to our non-GAAP effective income tax rate for the three months ended March 31, 2022 and 2021.

Table 3
(unaudited)

	Three Months Ended March 31,
	2022	Effective Tax Rate	2021	Effective Tax Rate
GAAP Income Tax Expense	$8,700	23.1%	$6,572	21.9%
Impact of ASU 2016-09 (4)	380		249
Adjusted Income Tax Expense	$9,080	24.1%	$6,821	22.7%

The following table sets forth a reconciliation of net cash provided by operating activities to free cash flow for the three months ended March 31, 2022 and 2021.

Table 4
(unaudited)

	Three Months Ended March 31,
	2022	2021
Net cash provided by operating activities	$7,021	$40,607
Capital expenditures and capitalized ERP implementation costs	(9,774)	(6,175)
Free cash flow	$(2,753)	$34,432

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Balchem Corporation (NASDAQ:BCPC)

(1) Amortization of intangible assets and finance lease: Amortization of intangible assets and finance lease consists of amortization of customer relationships, trademarks and trade names, developed technology, regulatory registration costs, patents and trade secrets, capitalized loan issuance costs, other intangibles acquired primarily in connection with business combinations, an intangible asset in connection with a company-wide ERP system implementation, and one finance lease. We record expense relating to the amortization of these intangibles and finance lease in our GAAP financial statements. Amortization expenses for our intangible assets and finance lease are inconsistent in amount and are significantly impacted by the timing and valuation of an acquisition. Consequently, our non-GAAP adjustments exclude these expenses to facilitate an evaluation of our current operating performance and comparisons to our past operating performance.

(2) Transaction and integration costs, ERP implementation costs and unallocated legal fees: Transaction and integration costs related to acquisitions and divestitures are expensed in our GAAP financial statements. ERP implementation costs related to a company-wide ERP system implementation are expensed in our GAAP financial statements. Unallocated legal fees for transaction-related non-compete agreement disputes are expensed in our GAAP financial statements. Management excludes these items for the purposes of calculating Adjusted EBITDA and other non-GAAP financial measures. We believe that excluding these items from our non-GAAP financial measures is useful to investors because these are items associated with each transaction and are inconsistent in amount and frequency causing comparison of current and historical financial results to be difficult.

(3) Income tax adjustment: For purposes of calculating adjusted net earnings and adjusted diluted earnings per share, we adjust the provision for (benefit from) income taxes to tax effect the taxable and deductible non-GAAP adjustments described above as they have a significant impact on our income tax (benefit) provision. Additionally, the income tax adjustment is adjusted for the impact of adopting ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting” and uses our non-GAAP effective rate applied to both our GAAP earnings before income tax expense and non-GAAP adjustments described above. See Table 3 for the calculation of our non-GAAP effective tax rate.

(4) Impact of ASU 2016-09: The primary impact of ASU No. 2016-09, "Improvements to Employee Share-Based Payment Accounting" ("ASU 2016-09"), was the recognition during the three months ended March 31, 2022 and 2021, of excess tax benefits as a reduction to the provision for income taxes and the classification of these excess tax benefits in operating activities in the consolidated statement of cash flows instead of financing activities.

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